EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of this 30th day of September 2003, by and among Transpirator Technologies, Inc., a Delaware corporation ("TTI "), New Transpirator, Inc., a Florida corporation ("Newco"), and CyGene, Inc., a Delaware corporation ("CyGene"). TTI, Newco and CyGene are referred to collectively herein as the "Parties".

         WHEREAS, TTI owns 100% of the outstanding capital stock of Newco; and

         WHEREAS, TTI desires to merge Newco into CyGene in a Tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code (the "Code") through which Newco shall merge into CyGene and the common stockholders of CyGene who are Accredited Investors plus the largest 35 unaccredited investors who do not elect their Appraisal Rights shall receive 85% of the issued and outstanding common stock of TTI and the remaining CyGene stockholders shall receive $0.07143 per share of their CyGene common stock in exchange for 100% of the capital stock of CyGene and the current stockholders of TTI shall retain 15% of the issued and outstanding common stock of TTI.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the Parties adopt this plan of merger and agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following words and phrases have the definitions which follow:

         "Accredited Investors: shall have the meaning set forth in Regulation D of the Securities Act of 1933.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, as defined, obligations, Tax, as defined, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

         "Appraisal Rights" has the meaning contained in Section 262 of the Delaware General Corporation Law.

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         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Cash Consideration" has the meaning set forth in Section 2.03(b).

         "CyGene" has the meaning set forth in the preface above.

         "CyGene Shares" means the Class A and Class B common stock, $0.001 par value of CyGene.

         "TTI" has the meaning set forth in the preface above.

         "TTI Shares" means the common stock, $0.00l par value, of TTI issued as part of the Merger Consideration.

         "Closing" has the meaning set forth in Section 2.02 below.

         "Closing Date" has the meaning set forth in Section 2.02 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "DGCL" means the Delaware General Corporation Law.

         "Dissenting Shares" has the meaning set forth in Section 2.04.

         "Effective Time" has the meaning as set forth Section 2.03(a). "Escrow Agent" shall be Michael Harris, P.A.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Form 10-KSB" shall mean the Form 10-KSB of TTI for the year ended December 31, 2002 which has been filed with the SEC.

         "Form 10-QSB" shall mean the Form 10-QSB of TTI for the quarter ended June 30, 2003 which has been filed with the SEC.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any arbitrator, court, nation, government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

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         "Investigation" means any preliminary or other inquiry or any informal or formal investigation being conducted by any federal, state, or local government including any administrative agency.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Tax, as defined.

         "Material Adverse Effect" means any event, change or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a material adverse effect on TTI, Newco or CyGene, as the case may be, or material adverse change in the business, properties, assets, financial condition, results of operations, management or future prospects of TTI, Newco or CyGene, as the case may be, since December 31, 2002.

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.03(b).

         "Merger Documents" has the meaning set forth in Section 2.02.

         "Newco" has the meaning set forth in the preface above.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Preferred Stock" means the preferred stock of TTIor CyGene, as the case may be.

         "Securities Act" means the Securities Act of 1933, as amended.

         "SEC" shall mean the Securities and Exchange Commission.

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         "SEC Documents" means registration statements, periodic reports and other documents filed by TTI with the SEC.

         "Stockholder Consents" has the meaning contained in Section 2.02.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Tax under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information or statement relating to Tax, including any schedule or attachment thereto, and including any amendment thereof.

         2. BASIC TRANSACTION.
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         2.01 The Merger. On and subject to the terms and conditions of this
Agreement, Newco shall merge with and into CyGene (the "Merger") at the Effective Time, as defined. CyGene shall be the corporation surviving the Merger (the "Surviving Corporation").

         2.02 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Michael Harris, P.A., at 1555 Palm Beach Lakes Blvd., Suite 310, West Palm Beach, Florida 33401, at 10:30 a.m., local time, on the day following the satisfaction or waiver of all conditions to the obligation of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions, the respective Parties will take at the Closing itself), or such other date and place as the Parties may mutually determine (the "Closing Date"). At the Closing, (i) CyGene shall deliver to TTI and Newco the various certificates, instruments and documents referred to in this Agreement, (ii) the CyGene stockholders who have consented to stockholder action as provided in the DGCL (the "Stockholder Consents") shall deliver such Consents to TTI which shall constitute sufficient votes to effect the Merger as provided under the DGCL and CyGene's certificate of incorporation and by laws, (iii) Newco shall deliver to the Escrow Agent the certificates for TTI Shares registered in the name of

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the holders of CyGene Shares who TTI reasonably believes are Accredited
Investors pending a determination of whether they elect their Appraisal Rights and execution of appropriate documentation, (iv) the Escrow Agent shall hold the TTI Shares in escrow on behalf of CyGene stockholders who do not (A) receive the Cash Consideration, (B) elect their Appraisal Rights, or (C) or withdraw their election of their Appraisal Rights within the time provided by the DGCL, and who execute appropriate documentation, which escrow will continue until each of these CyGene stockholders has delivered his stock certificate endorsed to TTI with a medallion signature guarantee and an appropriate investment letter, and sufficient time has passed to determine who has elected their Appraisal Rights and the time to revoke such Appraisal Rights has lapsed, (vi) Newco shall deliver to the CyGene stockholders who receive the Cash Consideration an amount equal to $0.07143 per CyGene Share held by such CyGene stockholders, (vii) TTI and Newco shall deliver to CyGene and its stockholders the various certificates, instruments, and documents referred to in the Agreement, (viii) CyGene and Newco shall file with the Secretary of State of Delaware and the Secretary of State of Florida Articles and Certificates of Merger in the form attached hereto as Exhibit A and Exhibit B (the " Merger Documents"), and (ix) CyGene shall close its offerings to creditors of at least $1,600,000 and investors of at least $350,000

         2.03 Effect of the Merger.
              ---------------------

                  (a) General. The Merger shall become effective at 11:59 p.m. on September 30, 2003 (the "Effective Time"). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any documents) in the name and on behalf of either the Surviving Corporation or Newco in order to carry out and effectuate the transactions contemplated by the Agreement.

                  (b) Conversion of the CyGene Shares. At and as of the Effective Time, each CyGene Share held by Accredited Investors and the largest 35 CyGene stockholders who are not Accredited Investors shall be converted into the right to receive an amount equal to one TTI Share and the remaining CyGene Shares shall be converted into $0.07143 each (the "Cash Consideration") (the TTI Shares and the Cash Consideration are collectively referred to as the "Merger Consideration"), and TTI shall receive CyGene Shares in an amount equal to the number owned by those who do not elect Appraisal Rights. Following the Merger, the outstanding Newco common stock shall be cancelled.

         2.04 Dissenting Shares.
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         (i) Notwithstanding anything in this Agreement to the contrary, CyGene
Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of CyGene who demand and perfect their Appraisal Rights for such CyGene Shares in the time and manner provided under Delaware law and, as of the time provided under the DGCL, have neither effectively withdrawn nor lost their rights to such appraisal and payment under Delaware law (the "Dissenting Shares") shall not be converted as described in Section 2.03(b), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Delaware law;

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provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his Appraisal Rights under Delaware law, such holder's CyGene Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.03(b), into the right to receive the applicable Merger Consideration set forth in such provisions, without any interest thereon.

         (ii) CyGene shall give TTI (1) prompt notice of any demands for appraisal pursuant to Delaware law received by CyGene, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by CyGene and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. CyGene shall not, except with the prior written consent of TTI or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

         2.05 Mailing of Notices. Promptly following the Effective Time, CyGene shall mail to each holder of record of CyGene Shares, as of the record date fixed by CyGene's board of directors who did not execute a Stockholders' Consent, the notices of the Merger and of the Appraisal Rights available to such CyGene stockholders as provided by the DGCL.

         3. REPRESENTATIONS AND WARRANTIES OF TTI AND NEWCO . As a material inducement to CyGene to enter into this Agreement or approve the Merger as may be applicable, TTI and Newco represent and warrant that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

         3.01. Organization. TTI and Newco are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted. Newco was organized under Florida law on September 24, 2003 and has not engaged in any business transactions or incurred any Liabilities.

         3.02. Qualifications to Do Business. Schedule 3.02 sets forth each jurisdiction in which CLI and Newco are qualified to do business as a foreign corporation. Neither the nature of the business carried on by TTI or Newco, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on either TTI or Newco.

         3.03 Capitalization. The authorized capitalization of TTI on the Closing Date shall consist solely of 75,000,000 shares of common stock, $0.001 par value and 1,000,000 shares of preferred stock, $0.001 par value, of which 3,500,000 shares of common stock shall be issued and outstanding (prior to a .58 to one forward split) and no preferred stock shall be issued and outstanding. All issued and outstanding shares of TTI are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. Except for

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the .58 for one forward split, and as provided in Section 7.05, there are no dividends or other amounts due or payable with respect to any of the shares of capital stock of TTI, including, but not limited to, any amounts due or payable to any stockholder of TTI pursuant to the exercise by any TTI stockholder of Appraisal Rights or similar rights. Except as disclosed in TTI's SEC Documents or Schedule 3.03, as of the date of this Agreement and as of the Closing Date, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TTI or Newco to issue, sell, or otherwise cause to become outstanding any of their capital stock, outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TTI or Newco, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of TTI or Newco.

         3.04 Authorization. Each of TTI and Newco have all requisite power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The board of directors of each of TTI and Newco have approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement including the Merger in accordance with Delaware and Florida law and TTI's certificate of incorporation and bylaws, as amended, and Newco's articles of incorporation and bylaws. The stockholders of TTI do not have to approve the Merger. TTI, as sole stockholder of Newco, has approved the Merger, and no other corporate proceedings on the part of TTI or Newco are necessary to authorize the execution, delivery, and performance, and the resolutions approving such Merger are irrevocable. This Agreement has been duly executed and delivered by each of TTI and Newco and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

         3.05. No Conflict or Violation. The execution, delivery, and performance of this Agreement by TTI and Newco does not and shall not: (a) violate or conflict with any provision of their respective certificate or articles of incorporation, bylaws, or other governing document of either of them
(b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to TTI or Newco; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a party or by which either of them is bound or to which any of their properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

         3.06. Consents and Approvals. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by TTI or Newco of this Agreement or the performance by either of them and of their respective obligations hereunder, except for the filings required to consummate the Merger.

         3.07. Absence of Undisclosed Liabilities. Since December 31, 2002, neither TTI nor Newco has incurred any Liabilities or obligations (whether absolute, accrued, contingent or

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otherwise) of any nature, except (i) Liabilities, obligations or contingencies which were incurred after December 31, 2002 and were incurred in the ordinary course of business and consistent with past practices; (ii) Liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on TTI or Newco, or (2) have been discharged or paid in full prior to the date hereof; and (iii) Liabilities and obligations which are of a nature not required to be reflected in the financial statements of TTI or Newco prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

         3.08. TTI Assets and Liabilities. Immediately prior to the Closing Date, TTI shall have no material assets and no Liabilities, and all expenses related to this Agreement or otherwise shall have been paid.

         3.09. Filings with the SEC. TTI has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither TTI nor any of its subsidiaries are in material default thereof. Each of TTI's SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of TTI's SEC Documents including the Form 10-KSB and Form 10-QSB, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.10. Financial Statements.
               ---------------------

                  (a) Included in the Form 10-KSB are the audited balance sheet of TTI as of December 31, 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2002, including the notes thereto, and the accompanying report of the company's independent certified public accountant.

                  (b) The financial statements of TTI contained in the SEC Documents including its most recently filed Form 10-QSB have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The TTI financial statements present fairly, in all material respects, as of their respective dates, the financial position of TTI. TTI did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected therein in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of TTI in accordance with generally accepted accounting principles.

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                  (c) TTI has filed or shall file as of the Closing Date its Tax returns required to be filed for its two most recent fiscal years. All such returns and reports are accurate and correct in all material respects. TTI has no liabilities with respect to the payment of any federal, state, county, local, or other Tax (including any deficiencies, interest, or penalties) accrued for or applicable as of the Closing Date, and no deficiency assessment or proposed adjustment of any such Tax return is pending, proposed or contemplated. None of such income Tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. TTI has not made any election pursuant to the provisions of any applicable Tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that could reasonably be expected to have a Material Adverse Effect on TTI. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of TTI.

         3.11. Information. The information concerning TTI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         3.12. Absence of Certain Changes or Events. Except as set forth in this Agreement or Schedule 3.12, since the date of the most recent TTI balance sheet described in Section 3.10:

                  (a) There has not been any event which could be reasonably expected to have a Material Adverse Effect on TTI;

                  (b) TTI has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of TTI; (iv) made any material change in its method of accounting; (v) entered into any oral or written agreement, or modified the terms of any existing contract or agreement, or entered into or modified any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees. In addition, TTI (ix) has no Liabilities and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liabilities.

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                  (c) Except as set forth herein, TTI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof,
         (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or Liabilities whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except Liabilities incurred in the ordinary course of business; (iii) paid any material obligation or Liabilities other than current Liabilities reflected in or shown on the most recent TTI balance sheet and current Liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of TTI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  (d) TTI has not become subject to any law or regulation which could reasonably be expected to have a Material Adverse Effect on TTI

         3.13. Litigation and Proceedings. There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or threatened by or against TTI or Newco or which are or could reasonably be expected to have a Material Adverse Effect on TTI, or which are seeking to enjoin or challenge the Merger, at law or in equity, before any Governmental Entity. TTI has not defaulted with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         3.14. Compliance With Laws and Regulations. TTI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on TTI. The consummation of this transaction shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

         3.15. Material Contract Defaults. TTI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on TTI, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material

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respect under any such contract, agreement, lease, or other commitment in respect of which TTI has not taken adequate steps to prevent such a default from occurring.

         3.16. Subsidiary. Except for Newco, TTI does not own, beneficially or of record, any equity securities in any other entity. TTI does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

         4. REPRESENTATIONS AND WARRANTIES OF CYGENE. CyGene represents and warrants to TTI and Newco that to its Knowledge, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

         4.01 Organization. CyGene is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease its respective properties and assets and to conduct its business as now conducted.

         4.02 Qualifications to Do Business. Schedule 4.02 sets forth each jurisdiction in which CyGene is qualified to do business as a foreign corporation. Neither the nature of the business carried on by CyGene, nor the properties owned or leased by it, require it to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on CyGene.

         4.03 Capitalization. The authorized capitalization of CyGene consists of 75,000,000 shares of Class A common stock of which 30,296,935.35 shares are issued and outstanding, 10,000,000 shares of Class B common stock of which 1,528,429.87 shares are issued and outstanding; and 10,000,000 shares of preferred stock with 0 shares of preferred stock issued and outstanding. All issued and outstanding CyGene shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the CyGene Shares, except for any amounts due or payable to any shareholder of CyGene pursuant to the exercise by such shareholder of dissenters' rights. Except as disclosed on Schedule 4.03 to this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CyGene to issue, sell, or otherwise cause to become outstanding any of its capital stock or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CyGene, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CyGene.

         4.04 Authorization. CyGene has all requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder, subject to stockholder approval of the Merger and compliance with all applicable laws. The board of directors of CyGene has approved the execution and delivery of this Agreement and recommended the Merger contemplated by this Agreement to the stockholders of CyGene. This Agreement has been duly executed and delivered by CyGene and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

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         4.05 Information. The information concerning CyGene set forth in this
Agreement and in the schedules delivered by CyGene pursuant hereto is to the best of its Knowledge complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         4.06 No Conflict or Violation. The execution, delivery, and performance of this Agreement by CyGene does not and shall not (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document; (b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to CyGene; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

            4.07 Absence of Undisclosed Liabilities. Except as disclosed on
Schedule 4.07, since December 31, 2002, CyGene has not incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) Liabilities, obligations or contingencies which were incurred after December 31, 2002 and were incurred in the ordinary course of business and consistent with past practices; and (ii) Liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on CyGene, or (2) have been discharged or paid in full prior to the date hereof.

         4.08 Litigation and Proceedings. Except as disclosed on Schedule 4.08, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of CyGene, threatened by or against CyGene that are or could reasonably expected to have a Material Adverse Effect on CyGene, at law or in equity, or which are seeking to enjoin or challenge the Merger, before any Governmental Entity. CyGene has no Knowledge of any default by CyGene with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity, court, arbitrator, or governmental agency or instrumentality.

         4.09 Material Contract Defaults. Except as disclosed on Schedule 4.09, to its Knowledge, CyGene is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on CyGene, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which CyGene has not taken adequate steps to prevent such a default from occurring.

         4.10 Governmental Authorizations. CyGene has all material licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as provided in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CyGene of this Agreement and the consummation by CyGene of the transactions contemplated hereby.

         4.11 Compliance With Laws and Regulations. CyGene has complied with all applicable statutes and regulations of any federal, state, or other Governmental Entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on CyGene. To the Knowledge of CyGene, the consummation of this Merger shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

         4.12 Subsidiary. Except as disclosed on Schedule 4.12, CyGene does not own, beneficially or of record, any equity securities in any other entity. CyGene does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

         5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CYGENE TO CLOSE. The obligations of CyGene under this Agreement are subject to the following conditions:

         5.01 Stockholders' Approval. The stockholders of CyGene must approve the Merger in accordance with Delaware law and CyGene's certificate of incorporation and bylaws.

         5.02 Accuracy of Representations. The representations and warranties made by TTI and Newco in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and TTI and Newco shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by either or both of them prior to or at the Closing. CyGene shall be furnished with certificates, signed by duly authorized officers of TTI and Newco and dated the Closing Date, to the foregoing effect.

         5.03 Officer's Certificates. CyGene shall have been furnished with certificates dated the Closing Date and signed by TTI's chief executive officer to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of a Governmental Entity, and TTI's own documents and information:

                  (a) There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the

         Knowledge of TTI and Newco threatened by or against TTI or Newco or which could reasonably be expected to have a Material Adverse Effect on TTI or Newco, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

                  (b) This Agreement has been duly approved by TTI's and Newco's board of directors, TTI as the sole stockholder of Newco has approved the transactions contemplated by this Agreement, TTI does not need stockholder approval, and this Agreement has been duly executed and delivered in the name and on behalf of TTI and Newco by their duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of TTI and Newco;

                  (c) There have been no Material Adverse Effect, as described in Section 5.04 below relating to TTI or Newco up to and including the date of the certificate;

                  (d) All conditions required by this Agreement have been met, satisfied, or performed by TTI and Newco; and

                  (e) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by TTI and Newco have been obtained and are in full force and effect or, if not required to have been obtained, shall be in full force and effect by such time as may be required.

         5.04 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a Material Adverse Effect on TTIor Newco.

         5.05 Good Standing. CyGene shall have received a certificate of good standing from the appropriate authorities, dated as of the date within five days prior to the Closing Date, certifying that TTI and Newco are each in good standing as a corporation in the State of Delaware and Florida, respectively.

         5.06 New Officers and Directors. At the Closing, (i) TTIshall appoint three members to TTI's board of directors as reflected on Schedule 5.06; and
(ii) TTI shall appoint new officers of TTI as reflected on Schedule 5.06.

         5.07 Books and Records. Prior to the Closing Date, TTIand Newco shall have delivered to CyGene complete and accurate copies of all corporate, financial, accounting, and banking, and other, books and records, of TTI and Newco.

         5.08 Trust. At the Closing, the current assets and future royalties of TTI shall be placed into a trust or other entity established prior to the Closing Date by TTI for the benefit of the stockholders of TTI as determined on the day immediately before the Closing Date.

         5.09 Other Items. CyGene shall have received such other documents, certificates, or instruments relating to the transactions contemplated hereby as CyGene may reasonably request, including a legal opinion from TTI's and Newco's counsel.

         5.10 Debt Conversion. At least $1,600,000 of CyGene's debt shall have been converted to common stock prior to the Closing at a price of not less than $.75 per share.

         5.11 Private Placement. CyGene shall have raised at least $350,000 but not more than $1,000,000 from the sale of common stock at a price of $.225 per share.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF TTI AND NEWCO. The obligations of TTI and Newco under this Agreement are subject to the following conditions:

         6.01 Accuracy of Representations. The representations and warranties made by CyGene in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and CyGene shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by CyGene prior to or at the Closing. TTI and Newco shall be furnished with a certificate, signed by a duly authorized officer of CyGene and dated the Closing Date, to the foregoing effect.

         6.02 Officer's Certificate. TTI and Newco shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of CyGene to the effect that to such officer's Knowledge, which may be based on certificates of good standing, representations of government agencies, and CyGene's own documents and information:

                  (a) There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of CyGene threatened by or against CyGene or which could reasonably be expected to have a Material Adverse Effect on CyGene, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

                  (b) This Agreement has been duly approved by CyGene's board of directors and has been duly executed and delivered in the name and on behalf of CyGene by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of CyGene;

                  (c) Except as provided or permitted herein, there have been no Material Adverse Effect, as described in Section 6.03 below relating to CyGene up to and including the date of the certificate; and

                  (d) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by CyGene have been obtained and are in full force and effect or, if not required to have been obtained shall be in full force and effect by such time as may be required.

         6.03 No Material Adverse Effect. Prior to the Closing Date, there shall have been no event, change, or occurrence, which individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could have a Material Adverse Effect on CyGene.

         6.04 Stockholders' Approval. The stockholders of CyGene have approved the Merger as required by Delaware law and CyGene's certificate of incorporation and bylaws.

         6.05 Good Standing. TTI and Newco shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that CyGene is in good standing as a corporation in the State of Delaware.

         6.06 Name Change. Following the Closing, the name of TTI shall be changed to CyGene Laboratories, Inc.

         6.07 Other Items. TTI and Newco shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as TTI and Newco may reasonably request including a legal opinion from CyGene's counsel.

         6.08 Debt Conversion. At least $1,600,000 of CyGene's debt shall have been converted to common stock prior to the Closing at a price of not less than $.75 per share.

         6.09 Private Placement. CyGene shall have raised at least $350,000 but not more than $1,000,000 from the sale of common stock at a price of $.225 per share.

         7. SPECIAL COVENANTS.
            ------------------

         7.01 Indemnification by CyGene. CyGene shall indemnify and hold harmless TTI and Newco and their directors and officers, employees and agents, and each person, if any, who controls TTI and Newco, within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of this Agreement by CyGene, or any untrue statement or alleged untrue statement of material fact made by CyGene contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by CyGene expressly for use therein. The indemnity agreement contained in this Section 7.01 shall remain operative and in full force and effect for a period of one year. This indemnity agreement does not cover any acts or failure to act of TTI or Newco, and their officers, directors, employees or agents, prior to the date of this Agreement.

         7.02 Indemnification by TTI and Newco. TTI and Newco shall indemnify and hold harmless CyGene, the CyGene stockholders, CyGene's directors and officers, employees and agents, and each person, if any, who controls CyGene within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by TTI expressly for use therein. The indemnity agreement contained in this Section 7.02 shall remain operative and in full force and effect for a period of one year. This indemnity agreement does not cover any acts or failure to act of CyGene, its officers, directors, employees, or agents, prior to the date of this Agreement.

         7.03 Indemnification Procedure.
         (a) Notice to the indemnifying party shall be given promptly after receipt by any indemnified party of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

         (b) With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 7.01 or 7.02, as such expenses are incurred.

         (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control. No indemnified party shall settle any action or proceeding without the written consent of the indemnifying party, and no indemnifying party shall settle any action or proceeding unless the indemnified party is unconditionally released without any liability.

         7.04 Securities Filings. TTIshall be responsible for the preparation, and filing, of a Form 8-K filing with the Securities and Exchange Commission and shall be responsible for filing of consolidated audited financial statements in a separate Form 8-K filing within 75 days from the Closing Date, and shall be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement. As soon as practicable following the Closing, CyGene shall prepare financial statements in accordance with GAAP and applicable regulations of the SEC for the last fiscal year, and such be audited by an independent accounting firm. Following the Closing, CyGene shall provide such financial statements and any additional information TTI may require for inclusion in its filings.

         7.05 30 Day Adjustment. In order to equalize as nearly as possible the 85%/15% ownership reflected in the second WHEREAS clause, after 30 days from the Closing, (i) TTI shall effect a stock dividend payable to the stockholders of record as of the day prior to the Closing Date ("Original TTI Stockholders") in an amount so that the shares owned by them and the shares received as a dividend are approximately 15% of the outstanding shares of TTI, or (ii) the exchange ratio in Section 2.03(b) shall be increased to reduce the ownership of the Original TTI Stockholders to approximately 15%.

         8. MISCELLANEOUS.
            --------------

         8.01 Brokers. Except a finders fee equal to$20,000.00 in cash and 360,000 shares of common stock of TTI, payable to Peter Signorelli; TTI, Newco and CyGene agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, TTI, Newco and CyGene each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party. The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

         8.02 Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

         8.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication, or if sent by prepaid overnight courier next business day delivery, addressed as follows:

If to TTI or Newco to:

Transpirator Technologies, Inc.
2 Daniel Road
Fairfield, N.J.  07004

With a copy to:

Cletha Walstrand, Esq.
8 Broadway, Suite 609
Salt Lake City, UT 84111

If to CyGene, to:

CyGene, Inc.
7786 Wiles Road
Coral Springs, Florida 33067

With a copy to:

Michael D. Harris, Esq.
Michael Harris, P.A.
1555 Palm Beach Lakes Blvd.
Suite 310
West Palm Beach, FL 33401

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one business day after the date so sent by overnight courier.

         8.04 Attorneys Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding relating to this Agreement is filed, the prevailing party shall be entitled to an award by the court of reasonable attorneys' fees, costs and expenses.

         8.05 Schedules. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by TTIor CyGene such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.

         8.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the Parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

         8.07 Survival. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

         8.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         8.09 Remedies and Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existin 8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

         8.11 Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns.

         8.12 Oral Evidence. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         8.13 Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

         8.14 No Other Representations. TTI and Newco, and Romano, on one hand and CyGene on the other hand shall not be deemed to have made any representation or warranty other than those as expressly made in this Agreement.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

                              Transpirator Technologies, Inc.


                              By: /s/ Raymond J. Romano
                                  ---------------------
                                  Raymond J. Romano, Chief Executive Officer

                              New Transpirator, Inc.


                              By: /s/ Raymond J. Romano
                                  ---------------------
                                  Raymond J. Romano, President

                              CyGene, Inc.

                              By: /s/ Martin Munzer
                                  -----------------
                                  Martin Munzer, President

                                    SCHEDULES

Schedule 3.1   - None

Schedule 3.02  - TTI- New Jersey
                 Newco - None

Schedule 3.03  - None

Schedule 4.03  - $100,000 Convertible Note held by TTI (to trust)
                 convertible at $.50 per share $150,200 in Convertible Notes convertible at $ 0.07143 per share 1,250,000 options 520,500 warrants

Schedule 4.07  - Cash payments resulting from merger

Schedule 4.08 - Suit brought by Genesis Financial Group - $100,000; and Spanish
                Suit

Schedule 4.09 - Approximately $300,000 not converted plus schedule 4.08

Schedule 4.12 - None except for Dutch and Spanish subsidiaries.

Schedule 5.06 - Raymond J. Romano, John Signorelli, Martin Munzer and Stanley
                Satz. Chairman/CEO, Secretary and Treasurer: Martin Munzer.